Exhibit 99.1

Feutune Light Acquisition Corporation Announces Approval of Business Combination by Stockholders

Wilmington, DE, June 18, 2024 (GLOBE NEWSWIRE) -- Feutune Light Acquisition Corporation (Nasdaq: FLFV), a special purpose acquisition company (“FLFV” or the “Company”), today announced that its previously announced business combination (the “Business Combination”) with Thunder Power Holdings Limited (“Thunder Power”), was approved at a special meeting of stockholders (the "Special Meeting") of FLFV held on June 17, 2024. Approximately 95.87% of the votes cast at the Special Meeting were in favor of the Business Combination. FLFV plans to file the results of the Special Meeting, as tabulated by an independent inspector of elections, on a Current Report on Form 8-K with the Securities and Exchange Commission (the “SEC”).

The closing of the Business Combination is subject to the satisfaction of customary closing conditions. The combined company will be renamed as “Thunder Power Holdings, Inc.” and its shares of common stock are expected to begin trading on the Nasdaq under the symbol “AIEV” once the transaction is closed.

About Feutune Light Acquisition Corporation

Feutune Light Acquisition Corporation is a blank check company formed as a Delaware corporation for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization, or similar business combination with one or more businesses. The Company’s efforts to identify a prospective target business are not limited to a particular industry or geographic region, although the Company is prohibited from undertaking an initial business combination with any entity that is based in or has the majority of its operations in China (including Hong Kong and Macau).

Forward-Looking Statements

This press release includes forward looking statements that involve risks and uncertainties. Forward looking statements are subject to numerous conditions, risks and changes in circumstances, many of which are beyond the control of the Company, including those set forth in the prospectus (File No. 333-264221) relating to the Company’s initial public offering, filed with the SEC on June 17, 2022, the Company’s annual report on Form 10-K for the fiscal year ended December 31, 2023, filed with the SEC on March 6, 2024, and the proxy statement/prospectus included in the Registration Statement on Form S-4 (File No. 333-275933) relating to the Business Combination, initially filed with the SEC on December 7, 2023 and declared effective by the SEC on May 10, 2024, and other documents that the Company may file or furnish with the SEC, which you are encouraged to read. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those indicated or anticipated by such forward-looking statements. Accordingly, you are cautioned not to place undue reliance on these forward-looking statements. The Company expressly disclaims any obligations or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in the Company’s expectations with respect thereto or any change in events, conditions or circumstances on which any statement is based.

Contact Information:

Feutune Light Acquisition Corporation
Yuanmei Ma
Chief Financial Officer
221 W 9th St #848
Wilmington, Delaware
(909)-214-2482